Astec Industries, Inc.
News Release
1725 Shepherd Road  |  Chattanooga, TN  37421  |  Phone (423) 899-5898  |  Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS FOURTH QUARTER AND 2008 RESULTS

CHATTANOOGA, Tenn. (February 24, 2009) – Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for the fourth quarter and for the year ended December 31, 2008.  Revenues for 2008 were $974 million and net income for 2008 was $63 million.  Net income was $2.80 per diluted share for 2008 compared to $2.53 per diluted share for 2007, for an increase of $0.27, or 11% per diluted share.

Revenues for 2008 were $974 million compared with $869 million for 2007, for an increase of 12%.  Domestic sales were $621 million for 2008, or 64% of 2008 revenues, compared to domestic sales of $591 million for 2007, or 68% of 2007 revenues.  International sales were $353 million for 2008, a 27% increase over 2007, or 36% of 2008 revenues, compared to international sales of $278 million for 2007, or 32% of 2007 revenues.  Gross margins for 2008 compared to 2007 decreased 10 basis points.  The Company reported net income of $63 million, or $2.80 per diluted share, for 2008 compared with a net income of $57 million, or $2.53 per diluted share for 2007, resulting in an 11% increase in diluted earnings per share.

Income from operations increased 6% from $87 million in 2007 to $92 million in 2008.

Revenues for the fourth quarter of 2008 were $195 million compared with $221 million for the fourth quarter of 2007, for a decrease of 12%.  Domestic sales were $130 million for the fourth quarter of 2008, or 67% of 2008 fourth quarter revenues, compared to domestic sales of $136 million for the fourth quarter of 2007, or 62% of 2007 fourth quarter revenues.  International sales were $65 million for the fourth quarter of 2008, or 33% of 2008 fourth quarter revenues, compared to international sales of $85 million for the fourth quarter of 2007, or 38% of 2007 fourth quarter revenues.  Other income in the fourth quarter was primarily the gain on sale of investments.  The Company reported net income of $9 million, or $0.38 per diluted share, for the fourth quarter of 2008 compared with net income of $11 million, or $0.50 per diluted share, for the fourth quarter of 2007, resulting in a 24% decrease in diluted earnings per share.

Consolidated financial statements for the fourth quarter and year ended December 31, 2008 and additional information related to segment revenues, profits and backlogs are attached as addenda to this press release.

The Company’s backlog at December 31, 2008 was $193 million compared to $281 million at December 31, 2007, for an $88 million decrease or 31%.  The international backlog at December 31, 2008 was $88 million compared to $89 million at the end of 2007.  The domestic backlog at December 31, 2008 was $105 million compared to $192 million at the end of 2007, a decrease of 45%.  The aggregate segment accounted for 52% of the domestic backlog decrease and the asphalt segment accounted for 40% of the domestic backlog decrease.  We believe there were several reasons for the reduced backlog, including the general downturn in economic conditions, and uncertainty regarding the proposed stimulus package and its effect on the rebuilding of the country’s infrastructure.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, “We are pleased with our 2008 results.  During the last three months of the year, we saw the market go from optimistic yet cautious to completely pessimistic and frozen.  The Company’s sales grew 20% in the first nine months, but the fourth quarter slowdown only allowed us to finish the year with 12% sales growth.  The credit crisis that started in September practically stopped investment and spending worldwide, slowing many of our businesses almost to a creep.  Those businesses with strong backlogs were able to continue operating at reasonable levels but those that typically do not have very strong backlogs were forced to slow production dramatically and lay off personnel.  During the fourth quarter, the dollar strengthened against other currencies impacting the international markets.”

“During the year, we acquired Dillman Equipment Company of Prairie du Chien, Wisconsin.  Dillman is a well respected manufacturer of asphalt plants and gives Astec, Inc. a third asphalt plant manufacturing facility with experienced personnel.  It also adds an additional range of products to the Astec asphalt plant offering.  We started Astec Australia, which acquired most of the assets of Q-Pave Pty Ltd, which had served as our dealer in Australia for Astec, Roadtec, Heatec, CEI Enterprises, Astec Underground and Carlson Paving Products.  We hope this distribution will continue to grow by adding other products from the Astec family of companies.  Astec Australia adds value to the products by providing turn-key installations, after sales service, and parts distribution.  The acquisitions did not have a significant effect upon the fourth quarter or year.”

“We believe many states have delayed finalizing highway improvement projects in anticipation of receiving stimulus funds dedicated to infrastructure.  The stimulus legislation will require that approximately 50% of the funds be placed under contract within 120 days of adoption.  This has encouraged states to delay awarding of highway bids so they can obtain their complete share of the stimulus funds.  This has led to a very slow start of the year and will make a very difficult first quarter.  We anticipate that volumes for the balance of the year will improve as contractors put their equipment back to work and order additional equipment for the expected higher volume of work.  We anticipate the first beneficiaries will be our Asphalt and Mobile Asphalt Paving Groups that build asphalt plants, recycling equipment, and paving equipment.”

Dr. Brock continued, “The Company enters 2009 with a very strong balance sheet and little debt.  The debt that we have is classified as current and we will focus on asset management to minimize or eliminate the debt.  Our current bank agreement extends through May, 2011. At December 31, our credit line availability was $86 million.  We are positioned to face the difficult market and to take advantage of available opportunities.”

Investor Conference Call and Web Simulcast

Astec will conduct a conference call on February 24, 2009, at 10:00 a.m. EST to review its fourth quarter and fiscal 2008 financial results as well as its near term general outlook for 2009.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.  Please reference Astec Industries.

The Company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec’s conference call will be available online at the Company’s website at:  www.astecindustries.com/www/docs/100.  An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, March 3, 2009, by dialing (877) 660-6853 or (201) 612-7415 for international callers; Account #:  286; Conference ID #:  313683.  A transcription of the conference call will be made available under the investor relations section of the Astec Industries, Inc. website within five business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.  We also have a company engaged in the wood grinding and processing industry.

The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company’s financial performance for 2009, the effects on the Company from its backlog, the effects of the economic downturn, stimulus package and credit crisis, and the effects of our recent acquisitions.  These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, future downturns in the economy, rising oil and liquid asphalt prices, rising steel prices, a failure to comply in the future with covenants in the Company’s credit facility or to obtain waivers thereof, rising interest rates, decreased funding for highway projects, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2007 and the Company’s quarterly reports on Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2008.  The Company plans to file its Form 10-K timely by March 2, 2009.

For Additional Information Contact:

J. Don Brock
Chairman of the Board & C.E.O.
Phone:  (423) 867-4210
Fax:  (423) 867-4127
E-mail:  dbrock@astecindustries.com
or
F. McKamy Hall
Vice President and Chief Financial Officer
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail:  mhall@astecindustries.com
or
Stephen C. Anderson
Director of Investor Relations
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail:  sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	December 31	December 31
	2008	2007
Assets
Current assets
Cash and cash equivalents	$9,674	$34,636
Receivables, net	75,161	87,487
Inventories	285,817	210,819
Prepaid expenses and other	24,447	15,790
Total current assets	395,099	348,732
Property and equipment, net	169,130	141,528
Other assets	48,583	52,310
Total assets	$612,812	$542,570
Liabilities and shareholders' equity
Current liabilities
Revolving credit loan	$3,427	$-
Accounts payable	51,053	54,840
Other current liabilities	89,356	89,054
Total current liabilities	143,836	143,894
Other non-current liabilities	28,942	21,204
Minority interest	808	883
Total shareholders' equity	439,226	376,589
Total liabilities and shareholders' equity	$612,812	$542,570

Astec Industries, Inc.
Consolidated Statements of Operations
(In thousands)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007
Net sales	$195,482	$220,810	$973,700	$869,025
Cost of sales	152,936	172,909	739,842	659,247
Gross profit	42,546	47,901	233,858	209,778
Selling, general, administrative & engineering expenses	34,904	30,276	141,542	123,050
Income from operations	7,642	17,625	92,316	86,728
Interest expense	323	88	851	853
Other income, net of expenses	5,497	493	6,597	2,531
Income before income taxes and minority interest	12,816	18,030	98,062	88,406
Income taxes	4,174	6,586	34,767	31,398
Minority interest	67	60	167	211
Net income	$8,575	$11,384	$63,128	$56,797

Earnings per Common Share
Net income
Basic	$0.38	$0.51	$2.83	$2.59
Diluted	$0.38	$0.50	$2.80	$2.53
Weighted average common shares outstanding
Basic	22,339,477	22,224,429	22,287,554	21,967,985
Diluted	22,557,181	22,595,714	22,585,775	22,444,866

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended December 31, 2008 and 2007
(in thousands)
(Unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2008 Revenues	56,764	76,598	20,512	25,855	15,753	195,482
2007 Revenues	56,722	85,045	28,827	31,390	18,826	220,810
Change $	42	(8,447)	(8,315)	(5,535)	(3,073)	(25,328)
Change %	0.1%	(9.9%)	(28.8%)	(17.6%)	(16.3%)	(11.5%)

2008 Gross Profit	12,833	16,929	3,130	5,407	4,247	42,546
2008 Gross Profit %	22.6%	22.1%	15.3%	20.9%	27.0%	21.8%
2007 Gross Profit	13,172	18,853	7,261	5,461	3,154	47,901
2007 Gross Profit %	23.2%	22.2%	25.2%	17.4%	16.8%	21.7%
Change	(339)	(1,924)	(4,131)	(54)	1,093	(5,355)

2008 Profit (Loss)	6,801	4,090	(943)	539	(2,430)	8,057
2007 Profit (Loss)	7,881	8,033	3,117	833	(8,508)	11,356
Change $	(1,080)	(3,943)	(4,060)	(294)	6,078	(3,299)
Change %	(13.7%)	(49.1%)	(130.3%)	(35.3%)	71.4%	(29.1%)

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's consolidated net income is as follows:

	For the three months ended December 31
	2008	2007
Total profit for all segments	$8,057	$11,356
Minority interest	(67)	(60)
Recapture of intersegment profit	585	88
Consolidated net income	$8,575	$11,384

Astec Industries, Inc.
Segment Revenues and Profits
For the twelve months ended December 31, 2008 and 2007
(in thousands)
(Unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2008 Revenues	257,336	350,350	150,692	135,152	80,170	973,700
2007 Revenues	240,229	338,183	146,489	114,378	29,746	869,025
Change $	17,107	12,167	4,203	20,774	50,424	104,675
Change %	7.1%	3.6%	2.9%	18.2%	169.5%	12.0%

2008 Gross Profit	67,485	83,016	35,826	32,135	15,396	233,858
2008 Gross Profit %	26.2%	23.7%	23.8%	23.8%	19.2%	24.0%
2007 Gross Profit	61,530	81,297	36,260	25,670	5,021	209,778
2007 Gross Profit %	25.6%	24.0%	24.8%	22.4%	16.9%	24.1%
Change	5,955	1,719	(434)	6,465	10,375	24,080

2008 Profit (Loss)	40,765	37,032	15,087	12,511	(41,154)	64,241
2007 Profit (Loss)	37,707	38,892	17,885	7,348	(45,042)	56,790
Change $	3,058	(1,860)	(2,798)	5,163	3,888	7,451
Change %	8.1%	(4.8%)	(15.6%)	70.3%	8.6%	13.1%

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's consolidated net income is as follows:

	For the twelve months ended December 31
	2008	2007
Total profit for all segments	$64,241	$56,790
Minority interest	(167)	(211)
Recapture (elimination) of intersegment profit	(946)	218
Consolidated net income	$63,128	$56,797

Astec Industries, Inc.
Backlog by Segment
December 31, 2008 and 2007
(in thousands)
(Unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2008 Backlog	106,223	65,340	2,855	12,118	6,780	193,316
2007 Backlog	133,358	113,031	12,142	13,347	9,045	280,923
Change $	(27,135)	(47,691)	(9,287)	(1,229)	(2,265)	(87,607)
Change %	(20.3%)	(42.2%)	(76.5%)	(9.2%)	(25.0%)	(31.2%)